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                                                                 Exhibit 10(aa)


                              EMPLOYMENT AGREEMENT




         THIS AGREEMENT, effective as of May 1, 1997, between PRIMARY EYECARE NETWORK, INC., a California corporation (the "Company"), and ALLEN LECK ("Employee").

                                    RECITALS

         WHEREAS, the Company is a wholly-owned subsidiary of Omega Health Systems, Inc. a Delaware corporation with its principal place of business in Memphis, Tennessee ("Omega");

         WHEREAS, Employee has been employed by Company as President, and Employee and the Company wish to set out by this Agreement the terms and conditions under which Employee will continue to be employed by the Company;

         WHEREAS, Omega and the Company consider it essential to the best interests of the Company to foster the continuous employment of key management personnel;

         WHEREAS, the Board of Directors of the Company and of Omega have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated and also to state the comprehensive rights and duties of the parties hereto; and

         WHEREAS, the Company and Employee agree that this Agreement supersedes and replaces any other agreements, practices, and understandings related to his employment.

         NOW THEREFORE, in consideration of the preceding and the agreements hereinafter contained, Employee and the Company agree as follows:

         1. EMPLOYMENT. For several years Employee has served as the President of the Company. The Company hereby continues the employment of Employee as the President of the Company with such duties as may be assigned by the Company's Board of Directors, or the President of Omega, for a term beginning May 1, 1997 and continuing for five (5) years (the "Initial Term"), and renewing thereafter for additional terms of one (1) year (a "Subsequent Term"), unless and until terminated pursuant to Section 1, Section 6 or Section 7



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herein. After May 1, 2000, this Agreement may be terminated by Employee upon one hundred fifty (150) days prior written notice. After May 1, 2000, this Agreement may be terminated by the Company upon one hundred fifty (150) days prior written notice.

         2. BEST EFFORTS. Employee agrees to perform faithfully and industriously all the duties which Company may require of him, and will devote his time and attention to the furtherance of Company's business. Employee agrees that he will be subject to Company's instructions, direction and control in business policies established by Company.

         3. COMPENSATION.

         A. Base Salary. Employee's annual base salary shall be One Hundred Sixty-five Thousand Dollars ($165,000) per year ("Base Salary"), paid in bi-weekly payments of Six Thousand Eight Hundred Seventy-five Dollars ($6,875), or more frequently as Company may determine.

         B. Bonus. Employee's annual bonus shall be (i) fifteen percent (15%) of the first $300,000 of Annual Net Earnings (defined below), plus (ii) five percent (5%) of the Annual Net Earnings, if any, that exceed $300,000. The parties agree that the bonus amount shall be calculated quarterly, on a calendar quarter basis, using pro-rations of the above formula, and the bonus shall be payable on each April 20, July 20, October 20, and January 20 for the preceding calendar quarter. The annual bonus shall be adjusted for any changes in the Company's pre-tax net income resulting from the independent annual audit of the Company's financials. For calendar year 1997, the parties acknowledge that Employee has received a bonus through the time period ended April 30, 1997, and Employee's bonus for 1997 under this Agreement shall be pro-rated accordingly. "Annual Net Earnings" for purposes of this Agreement shall mean the pre-tax net income of the Company computed in accordance with generally accepted accounting principles, consistently applied, including as operating expenses Employee's Base Salary of $165,000 and the annual management fee of $370,000 payable to Omega, but before payment of the bonuses provided for in this Section 3B.

         C. Options. As of May 1, 1997, Employee is hereby granted options to purchase fifteen thousand (15,000) shares of the common stock of Omega at an exercise price of $6.50 per share, which is the fair market value on the date of grant. Such options shall expire May 1, 2003, and shall not vest the first two years from the date of such grant and shall vest 33.3% each year beginning May 1, 1999, and such options are otherwise subject to the terms, conditions and provisions of the Stock Option Agreement attached hereto and incorporated herein by reference. As of May 1, 2000, if Employee is still employed by the Company, employee shall be granted additional options to purchase ten thousand (10,000) shares of the common stock of Omega at an exercise price equal to the then fair market value on the date of grant. Such options shall expire after six years, shall not vest the first two years from the date



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of grant, and shall vest 1/3 each year beginning May 1, 2003, and such options are otherwise subject to the terms conditions, and provisions of the standard stock option agreement then used by Omega. In the event the Company terminates Employee's employment not for cause, then all stock options previously granted to Employee as of such date shall immediately vest in full.

         D. Other Employee Benefits. Employee shall be entitled to term life insurance payable by Employer on Employee's life in the amount of Two Hundred and Fifty Thousand Dollars ($250,000), health insurance for Employee and his family through a group health plan of Employer's selection, and an allowance not to exceed One Thousand Dollars ($1,000.00) per year for premiums for disability insurance on Employee. Employee shall be entitled to an allowance not to exceed Twenty-Five Hundred Dollars ($2,500.00) per year for continuing education expenses (including travel expenses and tuition), professional dues and subscriptions.

         4. EXPENSES. Company shall promptly reimburse Employee for all expenses reasonably incurred by him in connection with his duties hereunder. In addition, Company shall provide Employee with an automobile, and shall pay all reasonable expenses of such automobile, including insurance, gasoline and maintenance expenses. At the point where Employee must replace the current Company vehicle, Company shall have the option of substituting additional compensation in lieu of a replacement vehicle. Such increase in compensation shall be equal to the reasonable value of a Company provided vehicle.

         5. VACATION. Employee shall be entitled to three (3) weeks of vacation per calendar year and up to one (1) week of unused vacation may be rolled over to the following calendar years; however, Employee's vacation may never exceed four (4) weeks per calendar year, and Employee may not be absent for more than two (2) weeks at a time. Employee shall also be entitled to an allowance of one
(1) week per calendar year for continuing education purposes such as professional conventions.

         6. CHANGE OF CONTROL AND GOOD REASON FOR TERMINATION.

         A. For purposes of this Agreement, a change in control of the Company ("Change in Control") shall be deemed to have occurred if (1) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities regardless of whether the Board shall have approved such Change in Control; or
(2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into


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an agreement with the Company to effect a transaction described in clause (A)
(3) (i) and (ii) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) stockholders of the Company approve (i) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         B. For purposes of this Agreement, "Good Reason" shall mean, that without Employee's express written consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the date of termination specified in any notice of termination given in respect thereof:

                  (1) assignment to Employee of any duties inconsistent with his current status as an executive officer of the Company or a substantial adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately following execution of this Agreement;

                  (2) reduction by the Company in Employee's Base Salary in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all Company executives and all executives of any person in control of Company;

                  (3) requiring Employee to be based anywhere other than the location of Company's principal executive office, except for travel on Company's business to an extent substantially consistent with Employee's present business travel obligations;

                  (4) failure by Company, without Employee's consent, to pay Employee any portion of Employee's compensation, except pursuant to an across-the-board compensation deferral similarly affecting all Company executives and all executives of any person in control of the Company, or to pay Employee any portion of an installment of deferred compensation under any Company deferred compensation program, within thirty (30) days of the date such compensation is due;



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                  (5) failure by the Company to continue in effect any
         compensation plan in which Employee is participating which is material to Employee's total compensation, unless an equitable arrangement has been made with respect to such plan, or failure by the Company to continue Employee's participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants;

                  (6) action by Company which would deprive Employee of any material fringe benefit enjoyed by Employee; or

                  (7) failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

         7. TERMINATION AND SEVERANCE PAYMENT.

         A. Severance Payment. Upon termination of Employee's employment hereunder (i) by Employee for Good Reason, or (ii) by Employer prior to May 1, 2000 for other than Cause as described in Paragraph B of this Section, or (iii) by Employee within twelve months of a Change in Control, then (a) not later than ninety (90) days after such termination, the Company will pay the Employee a cash severance payment ("Lump Sum Severance Payment") of one times the Employee's Base Salary for the final year of employment under this Agreement, and (b) the stock options previously granted to Employee as of such date shall immediately vest in full.

         B. Termination for Cause. Company may discharge Employee for Cause immediately, at any time by a written notice specifying the effective date of and reason for termination ("Notice of Termination"). In that event, Employee shall not be eligible for either the Lump Sum Severance Payment, the Continuing Base Salary Payments, or immediate vesting of stock options. "Cause" is not intended to include disagreements over management philosophy or other such intangibles. As used herein, "Cause" shall include, but not be limited to, the following:

                  (1) Material violation by Employee of any of the terms of this Agreement; or

                  (2) Willful and continued failure or gross negligence of Employee materially to perform his duties with the Company (other than due to physical or mental illness), provided that Employee has received a written notice of same from the Board of Directors specifically identifying the manner in which the Board of Directors believes Employee has engaged in such failure or misconduct, approved by two-thirds of the Directors entitled to vote thereon, and the Employee continues to engage in such conduct after ten (10) days following receipt of such notice; or


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                  (3) Conviction of or guilty plea by Employee to committing a felony or an act of moral turpitude or any similar act; or

                  (4) Conversion or misappropriation by Employee of any monies or other property of the Company as determined by the Board of Directors; or

                  (5) Employee's habitual use of illegal drugs or Employee's drug or alcohol addiction, such that such use or addiction significantly interferes with Employee's performance of his duties and such activity cannot be reasonably accommodated as required by the California Fair Employment and Housing Act and the California Labor Code.

         C. Voluntary Resignation. Employee shall be entitled to terminate his employment by voluntary resignation given in writing as permitted by the third sentence of Paragraph 1 hereof or at any time for Good Reason or in the event of a Change in Control. Such resignation shall not be deemed a breach of any employment contract between Employee and the Company. Notice of such resignation shall specify a date Employee's employment will terminate, not less than one hundred twenty (120) days in the future, and shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         D. Death. If Employee dies during his employment, Employee's beneficiaries shall be paid:

                  (1) the Base Salary which would otherwise have been payable to Employee up to the end of the month in which death occurred; and

                  (2) any employee benefit payment pro rata to the end of the month in which death occurred, based on the percentage of the fiscal year for which Employee was compensated at Base Salary, payable on the date such benefits are normally paid.

         In addition, any options then granted to Employee but not vested shall vest in full and may be exercised by Employee's estate within ninety (90) days of the date of death.

         E. Retirement. "Retirement" shall mean termination of employment at age 65 (or later) with ten (10) years of service or retirement in accordance with any retirement contract between Company and Employee.




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         F. Disability. "Disability" shall mean an illness, injury or physical or mental condition of the Employee which results in the Employee's inability to substantially perform the material duties and responsibilities required of his position under this Agreement, with reasonable accommodation from the Company, for a period of one hundred twenty (120) consecutive days or for any one hundred fifty (150) days during any twelve-month period during the term of the Agreement.

         G. In the event this Agreement is terminated under Paragraph B of this
Section 7, or pursuant to the third sentence of Section 1 hereof, the parties shall immediately institute the Contractor's Agreement, attached hereto as Exhibit B and incorporated herein. The Contractor's Agreement shall continue for a period of time equal to the remaining portion of the five year term of this Agreement.

         8. PROTECTION OF COMPANY'S ASSETS.

         A. Confidential Information. "Confidential Information" means all information, data, knowledge and secrets whether developed or originated by, disclosed to or acquired by Employee as a consequence of his employment by the Company, relating to the Company, its affiliates and subsidiaries, not generally known in the industry in which the Company is or may become engaged, relating to the Company's trade secrets, software, financial information, customers, products, techniques, processes and services, including information relating to research, development, invention, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling.

         B. Fiduciary Capacity. Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information.

         C. Return of Property Upon Termination. Upon termination of employment for any reason, Employee shall return to the Company all property of the Company, including but not limited to customer lists, records, software, documents, notes, tapes and other repositories of Confidential Information in the possession of Employee; whether prepared by Employee or by others, including copies thereof. Employee shall be responsible for any property loss or damage suffered by the Company due to delay in the return of such property. Employee represents and warrants that he shall not use any of the aforesaid items in any future business with which he shall become involved as an employee or otherwise.

         D. Remedies. Employee acknowledges and agrees that a breach of any of the preceding covenants of this Section 8 would cause Company irreparable harm for which a remedy at law would be inadequate and that, Company shall be entitled to an injunction restraining Employee from the actions constituting such breach and that Company also may pursue any other remedies against Employee, including the recovery of damages.


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         E. All references in this Agreement to "confidential" information, records or the like shall include the following:

                  "Confidential Information" means proprietary techniques and confidential information that the Company has or will develop, compile, or own, or that the Company receives under conditions of confidentiality. Confidential Information includes not only information disclosed by the Company (including its employees, agents, and independent contractors) or its Clients to Employee in the course of employment, but also information (including Inventions) developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined and includes (i) all information that has or could have commercial value or other utility in the business in which the Company or clients are engaged or in which they contemplate engaging and (ii) all information that, if disclosed without authorization, could be detrimental to the interest of the Company or clients, whether or not such information is identified as Confidential Information by the Company or Clients. By example and without limitation, Confidential Information includes all information on forms and substance of reports, teaching techniques, processes,, formulas, trade secrets, inventions, discoveries, improvements, research or development data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished.

         9. WAIVER. A waiver or indulgence by Company of a breach of any provision of this Agreement of Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         10. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         11. MODIFICATION. This Agreement may be modified or amended only by an instrument in writing signed by both Company and Employee.

         12. CHOICE OF LAW. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.



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         13. ARBITRATION. Except as noted hereafter, any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by arbitration in Walnut Creek, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

             Within thirty (30) days after submission of a demand for arbitration, Employee and the Company shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list, the parties will submit to the American Arbitration Association a ranked list of acceptable arbitrators. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

             The arbitration provisions in this Agreement shall not apply to a suit for injunctive relief instituted by the Company to enforce Section 8 of this Agreement.

         14. SURVIVAL AND BINDING EFFECT.

         A. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon their heirs, executors, administrators, successors, and permitted assigns.

         B. The covenants contained in Sections 7, 8, and 13 of this Agreement shall be construed as independent of any other agreements between the parties and shall survive termination of employment.

         C. The existence of any claim or action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Further, the existence of any claim or cause of action of Company against Employee, whether predicated on this Agreement or otherwise, shall not constitute justification of non-payment of the benefits provided hereby.



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         IN WITNESS WHEREOF, the Company and Employee have executed this
Agreement as of the day and year above first written.

                                             COMPANY:

                                             PRIMARY EYECARE NETWORK, INC.


                                             By:
                                                 -------------------------
                                                 Thomas P. Lewis, Chairman


                                             EMPLOYEE:



                                             -----------------------------
                                             ALLEN LECK



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